Exhibit 10.1

EMPLOYMENT AGREEMENT

      This Agreement, made and effective as of the 31st day of January, 2005 by and between Michael C.J. Fallon (the "Executive") of 11 Main St., Hancock, New Hampshire 03449 and Pennichuck Corporation (the "Corporation"), a New Hampshire corporation with principal offices at 25 Manchester St., Merrimack, New Hampshire 03054.

      For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and in consideration of the mutual covenants and promises set forth in this Agreement, the parties agree as follows:

ARTICLE I
EMPLOYMENT

      1.1.    The Corporation hereby employs the Executive and the Executive hereby accepts employment with the Corporation on the date hereof for the Term (as defined below) of the Agreement, in the position and with the duties and responsibilities set forth in Article II below and upon the other terms and subject to the conditions hereinafter set forth.

ARTICLE II
POSITION, DUTIES AND RESPONSIBILITIES

      2.1.    During the Term of this Agreement, the Executive shall serve as the President of The Southwood Corporation ("Southwood"). Subject to the supervision, control and guidance of the Chief Executive Officer and the Board of Directors of the Corporation (the "Board"), the Executive shall have all of the duties, responsibilities and authorities typically enjoyed and performed by a president of a corporation to control the day-to-day operations of Southwood, including, by example but not by way of limitation, the supervision over the property, business and affairs of Southwood.

      2.2.    The Executive shall devote substantially all of his business time and attention to the business and affairs of Southwood consistent with his executive position with Southwood and the Corporation, except for vacations permitted pursuant to Section 5.3 and Disability (as defined in Section 7.5 hereof). Nothing in this Agreement, however, shall preclude the Executive from engaging in charitable activities, community affairs and corporate boards, provided that such activities do not unreasonably interfere with the performance of his duties and responsibilities enumerated within this Agreement as determined by the Board.

ARTICLE III
TERM

      3.1.    Unless terminated sooner in accordance with the terms hereof, the term of employment under this Agreement ("Term") shall be for an initial period commencing on January 31, 2005 ("Effective Date") and ending two (2) years from the Effective Date; provided, however, that commencing on the first anniversary of the Effective Date and on or about each anniversary of the Effective Date thereafter, the term of this Agreement may be extended for subsequent one (1) year periods by vote of the Board of Directors, and in which case the provisions hereof shall remain applicable for each of such subsequent two-year periods.

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ARTICLE IV
COMPENSATION

      4.1.    Base Salary. The Executive shall be paid a base salary (the "Base Salary") equal to One Hundred Forty Thousand ($140,000.00) Dollars per annum for the Term. The Base Salary shall be payable to the Executive in installments, less state and federal income tax withholdings and other normal employee deductions, on the date on which the Corporation's other executive officers are paid, but in no event less frequently than monthly. The Base Salary shall be reviewed by the Board each year (on or about the first business day of each calendar year) and shall be subject to upward adjustment only, in the absolute discretion of the Board taking into account, but not limited to additional responsibilities, if any, which may have been assigned to him, corporate and individual performance and general business conditions.

      4.2.    Incentive Compensation. During the Term, the Executive shall generally be entitled to participate in the Corporation's bonus and incentive compensation plan, as amended from time to time, and which may be made available to executive officers of the Corporation; provided that the Executive shall be eligible for a targeted annual bonus opportunity of thirty-five (35%) percent of the Base Salary (the "Targeted Annual Bonus Incentive") if bonuses are afforded to the Corporation's other employees or executives. The level of the annual bonus award beyond the Targeted Bonus Incentive will be based upon Southwood's financial performance, the Corporation's financial performance, and the Executive's overall job performance, and, at the discretion of the Compensation and Benefits Committee of the Board, in consultation with the Chief Executive Officer, may be increased for any one year.

      4.3.    Stock Options. Subject to the Board's approval, on the Effective Date, the Executive shall be granted Ten Thousand (10,000) non-qualified options to acquire common shares of the Corporation pursuant to the Corporation's existing stock option plans at a strike price calculated as of the Effective Date to be set by the Board; said options will vest over a three-year period, with one third, or Three Thousand Three Hundred Thirty-Four (3,334), options vesting upon the Effective Date; another one third, or Three Thousand Three Hundred Thirty-Three (3,333), options vesting on the first anniversary of the Effective Date; and another one third, or Three Thousand Three Hundred Thirty-Three (3,333), options vesting on the day before the second anniversary of the Effective Date; and provided further, all of said options shall vest immediately in the event: (A) the Executive's employment is terminated without "Cause" (as that term is defined in Section 7.2 hereof); or (B) the Executive resigns for "Good Reason" (as that term is defined in Section 7.3 hereof); or (C) there is a Change of Control (as that term is defined in Section 7.4 hereof). Beginning in calendar year 2006 and thereafter, the Executive may receive stock option grant awards at the discretion of the Board on or about the month of March of each calendar year during the Term and generally be entitled to participate in any stock option plan or plans which may be made available by the Corporation to its executive officers.

      Federal, state, and local withholding, social security, and other appropriate taxes shall be deducted from all compensation paid to, or provided by the Corporation for, Executive as and to the extent required by law.

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ARTICLE V
FRINGE BENEFIT PLANS

      5.1.    Employee Benefit Programs. The Executive shall be entitled to (A) receive health and dental insurance coverage, as and to the extent provided by the Corporation to its executive officers, provided that the Corporation shall also reimburse the Executive for the cost of continuing his health coverage during the initial ninety (90) day waiting period imposed by the Corporation's health insurance plan; (B) receive group life and disability coverage, as and to the extent provided by the Corporation to its executive officers; (C) receive insurance on the life of the Executive in the amount of three (3) times his annual salary, and (D) be a full participant in (1) all of the Corporation's pension and other retirement plans and profit-sharing plans, if any, or equivalent successor plans, if any, that may hereafter be adopted and maintained by the Corporation in each case with at least the same opportunity to participate therein as shall be applicable to other executive officers of the Corporation and (2) all of the Corporation's other benefit plans which may be in effect from time to time. Further, the Corporation shall provide the Executive with (a) short term disability coverage encompassing up to sixty percent (60%) of his then Base Salary for a period of up to twenty-six (26) weeks, as well as (b) long term disability coverage (at the Executive's option) encompassing up to sixty percent (60%) of his then Base Salary up to a maximum benefit of Six Thousand ($6,000) Dollars per month. The Corporation acknowledges that the Executive currently meets the eligibility criteria for participation in all of the Corporation's present employee benefit programs.

      5.2.    Reimbursement of Expenses. It is contemplated that in connection with the Executive's employment hereunder, the Executive may be required to incur business, entertainment and travel expenses. The Corporation agrees to promptly reimburse the Executive in full for all reasonable out-of-pocket business, entertainment and other related expenses (including all expenses of travel and living expenses while away from home on business at the request of, and in the service of, the Corporation) incurred or expended by the Executive incident to the performance of his duties hereunder; provided, that the Executive properly accounts for such expenses in accordance with the policies and procedures established by the Board and applicable to the executive officers of the Corporation. The Corporation, in accordance with the terms of this paragraph and during the Term of the Executive's employment, will also pay for the Executive's annual membership fees in the Urban Land Institute, and the reasonable costs, including but not limited to travel and living expenses, incurred by the Executive to attend meetings and events organized by such organization.

      5.3.    Vacation. The Executive shall be entitled, in each year during the Term, to the number of paid vacation days determined by the Corporation from time to time to be appropriate for its executive officers, but in no event less than four (4) weeks in any such year (pro-rated, as necessary, for partial calendar years during the Term). The Executive may take his allotted vacation days at such times as are mutually convenient for the Corporation and the Executive, consistent with respect to its executive officers. The Executive shall also be entitled to all paid holidays given by the Corporation to its executive officers.

      5.4    Automobile. The Executive shall be provided the use of an automobile. The Corporation shall pay all gas, upkeep, insurance coverage, and maintenance on said vehicle; provided, however, that the value of any personal use thereof shall be included in the Executive's taxable wages reported by the Corporation as and to the extent required by applicable law.

      5.5.    Supplemental Retirement Plan. The parties agree to hereafter give due consideration to the use of a supplemental retirement plan for the benefit of the Executive in lieu of or in addition to any other benefits or grants of additional stock options or restricted stock to the Executive.

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ARTICLE VI
INDEMNIFICATION

      6.1    The Executive shall be entitled, at all times, to the benefit of the maximum indemnification and advancement of expenses available from time to time under each of the Corporation's and Southwood's Articles of Incorporation and Bylaws, and under the laws of the State of New Hampshire. Such indemnification shall survive the termination of this Agreement unless such termination is for "Cause" (as that term is defined in Section 7.2 below), and the claim for liability is related to the actions underlying the termination for "Cause." In addition, either the Corporation or Southwood shall have and maintain in full force and effect an officers' liability insurance policy providing such coverages, exclusions and deductibles as the Corporation and the Executive shall reasonably agree and as is available on a reasonable premium basis.

ARTICLE VII
TERMINATION

      7.1.    Termination by the Executive. The Executive may terminate his employment hereunder for any reason at any time upon at least thirty (30) days prior written notice to the Corporation. In the event the Executive terminates his employment, the Executive shall receive accrued but unpaid salary, bonus (if any) and benefits through the last day of employment only. Notwithstanding the foregoing, in the event the Executive terminates his employment for "Good Reason" (as that term is defined below), the Corporation shall provide the Executive with severance benefits, payable as a lump sum, equal to the Executive's then current salary and fringe benefits provided hereunder, including any bonus for which he may be entitled, for (A) the remaining term of this Agreement, or (B) the period of twelve (12) months from the date of termination, whichever is greater.

      7.2    Termination by the Corporation. The Corporation may terminate Executive's employment hereunder at any time upon thirty (30) days prior written notice to the Executive, and with or without Cause, with no liability whatsoever with respect to such date of termination, other than the obligation to pay or cause to be paid accrued but unpaid salary and bonus, if any, as provided in Section 7.1 above for a resignation for other than Good Reason; provided, however, that if the Corporation terminates the Executive other than for Cause, the Corporation shall provide the Executive with severance benefits, payable as a lump sum, equal to (A) the Executive's then current salary and fringe benefits provided hereunder, including any bonus for which he may be entitled, for the remaining term of this Agreement, or (B) the Executive's then current salary and fringe benefits provided hereunder, including any bonus for which he may be entitled, for the period of twelve (12) months from the date of termination, whichever is greater.

For purposes hereof, "Cause" shall be deemed to exist if the Executive is a subject of a finding by the Corporation's Board of Directors that:

      (i)    as to the Executive's actions or omission to act concerning Southwood, the Corporation, or any other subsidiary or affiliate thereof, and/or its or their affairs, he has been personally dishonest, engaged in willful misconduct or fraud, breached any of his fiduciary duties, or willfully violated any law, rule, regulation or cease and desist order which results in an adverse impact to the Corporation, or

(ii) the Executive has intentionally violated or breached any of his covenants or agreements contained in this Agreement;

(iii) the Executive has illegally used drugs or abused alcohol in a manner that materially affects the Executive's performance of his duties hereunder;

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(iv) the Executive has intentionally engaged in any act that materially injures Southwood, the Corporation, or any other subsidiary or affiliate thereof;

(v) the Executive has intentionally engaged in any act that violates any of Southwood's or the Corporation's lawful rules, policies, or codes of ethics, as amended from time to time; or

(vi) the Executive has failed to reasonably cooperate in any investigation by Southwood, the Corporation, or any other subsidiary or affiliate thereof; or

      (vii)    subject to Section 7.3, the Executive has intentionally failed to perform the lawful duties reasonably assigned to him by the Bylaws of Southwood or the Corporation or by the Corporation's Board of Directors.

      For purposes of paragraphs (ii), (v), (vi), and (vii) above, such finding of Cause shall be made after the Executive has been provided written notice of the conduct that constitutes such Cause, and the Executive has not reasonably cured such conduct within thirty (30) days of receipt of such notice to cure.

      7.3.    For purposes hereof, "Good Reason" means (i) the assignment to the Executive of duties or responsibilities inconsistent with the position and office held by the Executive immediately prior to such assignment; or (ii) the substantial reduction in or loss of authority and responsibility which the Executive was empowered with immediately prior to such reduction or loss.

7.4. For purposes hereof, a "Change of Control" shall be deemed to have occurred if any of the following have occurred:

      (i)    any individual, corporation (other than the Corporation), partnership, trust, association, pool, syndicate, or any other entity or any group of persons acting in concert becomes the beneficial owner, as that concept is defined in Rule 13d-3 promulgated by the Securities Exchange Commission under the Securities Exchange Act of 1934, as a result of any one or more securities transactions (including gifts and stock repurchases but excluding transactions described in subdivision (ii) following) of securities of the Corporation possessing fifty-one percent (51%) or more of the voting power for the election of directors of the Corporation;

      (ii)    there shall be consummated any consolidation, merger or stock-for-stock exchange involving securities of the Corporation in which the holders of voting securities of the Corporation immediately prior to such consummation own, as a group, immediately after such consummation, voting securities of the Corporation (or if the Corporation does not survive such transaction, voting securities of the corporation surviving such transaction) having less than fifty percent (50%) of the total voting power in an election of directors of the Corporation (or such other surviving corporation);

      (iii)    "approved directors" shall constitute less than a majority of the entire Board of Directors of the Corporation, with "approved directors" defined to mean the members of the Board of Directors of the Corporation as of the date of this Agreement and any subsequently elected members of the Board of Directors of the Corporation who shall be nominated or approved by a majority of the approved directors on the Board of Directors of the Corporation prior to such election; or

      (iv)    there shall be consummated any sale, lease, exchange or other transfer (in one transaction or a series of related transactions, excluding any transaction described in subdivision (ii) above), of all, or substantially all, of the assets of the Corporation or its subsidiaries to a party which is not controlled by or under common control with the Corporation; provided however, that the sale, whether voluntary or

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pursuant to the exercise of the power of eminent domain, of one or more of the Corporation's water utility subsidiaries, or the related assets thereof, arising from or related to the ongoing municipalization efforts of the City of Nashua and/or affected New Hampshire municipalities, shall not constitute the occurrence of a Change of Control under this Agreement.

      7.5.    Disability of the Executive. In the event the Executive shall be prevented from rendering the essential functions of his position, with or without reasonable accommodation, unless such accommodation would cause the Corporation undue hardship, by reason of Disability, the Corporation shall have the right to declare upon thirty (30) days prior written notice rendered to the Executive, a Disability termination, whereupon the Executive shall receive the Disability compensation provided by the Corporation's disability insurance coverage. The Corporation may, in its sole discretion, accelerate the payment of any amount payable under this Section 7.5. For purposes hereof, the term "Disability" means a condition caused by mental or physical illness or injury which (i) prevents the Executive from performing his normal duties for an aggregate of at least six (6) months out of any twelve-month period and (ii) a doctor reasonably satisfactory to both the Executive and the Corporation certifies at the end of such six-month period that the Executive will continue to be prevented from performing his duties as a result of his disability due to mental or physical illness or injury.

      7.6.    Death of the Executive. In the event the Executive dies during the Term, this Agreement shall automatically terminate without notice on the date of his death, and the Corporation shall have no further obligations hereunder except that the Corporation shall pay or cause to be paid to the Executive's designated beneficiary, or, failing such designation, his estate, any salary, bonus and benefits, due to the Executive in the amounts and to the extent such payments are provided by the Corporation. Further, the Corporation will provide to the Executive's estate or designated beneficiary, in accordance with the Corporation's 2000 Stock Option Plan, the estate's right to exercise any vested stock options available to Executive at the time of his death.

ARTICLE VIII
NOTICES

      8.1    Any notice or other communication ("Notice") pursuant to this Agreement shall be in writing and shall be deemed to have been given or made when personally delivered, or when mailed by registered or certified mail, postage prepaid, return receipt requested, to the other party. In the case of the Corporation, any such notice shall be delivered or mailed to its principal office. In the case of the Executive, any such notice shall be delivered in person or mailed to his last known address as reflected in the records of the Corporation.

ARTICLE IX
ASSIGNMENT

      9.1    The Executive acknowledges that the services to be rendered by him are unique and personal. Accordingly, the Executive may not assign any of his rights or delegate any of his duties or obligations under this Agreement or otherwise assign this Agreement. The rights and obligations of the Corporation under this Agreement shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Corporation.

ARTICLE X
ARBITRATION

10.1 Any dispute, controversy or claim arising out of or relating to this Agreement shall be settled by arbitration conducted in Merrimack, New Hampshire or other mutually agreeable location. The

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matter will be heard promptly by a single arbitrator selected by mutual agreement by the Corporation and the Executive. Should the Corporation and the Executive be unable to agree upon an arbitrator within a thirty (30) day period, an arbitrator will be selected in accordance with the commercial arbitration rules of the American Arbitration Association. Unless the parties mutually agree otherwise, once appointed, the arbitrator will make all rulings on procedural and evidentiary matters and will determine the date, time and place of any hearings. The arbitrator will issue a written decision within thirty (30) days of the hearing or submission to him. The arbitrator's decision will be final and binding on all parties. Any arbitration conducted hereunder is subject to the provisions of RSA 542.

ARTICLE XI
CONFIDENTIAL INFORMATION

      11.1    At all times during and after his employment with the Corporation, the Executive shall treat as confidential and shall not divulge, furnish or make known to or accessible to, or use for the benefit of anyone other than the Corporation, any confidential information concerning Southwood, the Corporation or any other subsidiary or affiliate thereof obtained during the course of the Executive's employment. Confidential information includes, but is not limited to: ideas, inventions, discoveries, developments, processes, designs, formulas, patterns, devices, programs, methods, techniques, compilations of scientific, technological or business information, proprietary information, and trade secrets. The Executive agrees that during the term of and following the termination of his employment with the Corporation, he will not disclose to any person or use in any way any such confidential information, other than (i) information that is generally known in the Corporation's industry or acquired from public sources, (ii) as required by any court, supervisory authority, administrative agency or applicable law, or (iii) with the prior written consent of the Corporation.

ARTICLE XII
MISCELLANEOUS

12.1. Entire Agreement. This Agreement constitutes the entire agreement between the parties relating to the subject matter hereof and replaces all prior agreements relating to said subject matter.

12.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New Hampshire without reference to its conflicts of law provisions.

      12.3.    Waivers and Modifications. This Agreement may not, in whole or in part, be waived, changed, amended, discharged or terminated orally or by any course of dealing between the parties, but only by an instrument in writing signed by the parties hereto. No waiver by either party of any breach by the other or any provision hereof shall be deemed to be a waiver of any later or other breach hereof or as a waiver of any other provision of this Agreement.

      12.4.    Severability. In any case any one or more of the provisions contained in this Agreement for any reason shall be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

12.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but which taken together shall constitute one instrument.

      12.6.    Section Headings. The descriptive section headings herein have been inserted for convenience only and shall not be deemed to define, limit, or otherwise affect the construction of any provision hereof.

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IN WITNESS WHEREOF, the parties have executed this Agreement on the day and year first written above.

WITNESS:	PENNICHUCK CORPORATION

/s/ Lorna M. Cassidy	By:	/s/ Donald L. Correll

Print Name:		Donald L. Correll
President and Chief Executive Officer

WITNESS	EXECUTIVE

/s/ D. Cheryl Arch	/s/ Michael C. J. Fallon

Print Name:	Michael C. J. Fallon

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